Exhibit 99

             Silver Shines for Hecla in the Third Quarter

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Nov. 4, 2003--Hecla Mining Company (NYSE:HL) today reported income (before non-cash environmental accruals) of $5.6 million for the third quarter of 2003, compared to income of $1.9 million in the third quarter of last year.
    Including the accruals for estimated future environmental costs, which amounted to approximately $23.1 million, Hecla's third quarter 2003 net loss was $17.5 million, or $0.16 per share. The accruals represent Hecla's current estimate of its environmental liabilities. (Please see related news release dated October 31, 2003, at www.hecla-mining.com).
    Income before the environmental accruals for the first nine months of 2003 was $14.9 million, compared to income of $7.1 million for the same period last year. Including the accruals for estimated future environmental costs, Hecla's net loss was $8.2 million, or $0.09 per share, for the first nine months of 2003. Hecla President and Chief Executive Officer Phillips S. Baker, Jr., said, "We continue to be very pleased with the overall performance of our operations. Hecla's sales, gross profit, income from operations, income before environmental accruals and cash flow from operating activities have all increased in the first nine months of 2003 compared to the same period in 2002. This is a very good accomplishment, considering we've also been able to nearly triple our exploration expenditures this year. The environmental accruals taken in the third quarter should not have a material impact on our business, but are required accounting entries."
    Hecla's silver operations have been outperforming expectations, with an 895% increase in gross profit during the third quarter to $7.2 million, compared to $0.7 million in the previous year's third quarter. For the first nine months, Hecla's gross profit from silver operations was $16.1 million, up 286% from the first nine months of 2002. Total gross profit for the first nine months of 2003 for both the gold and silver segments was $27 million, an increase of 50% compared to $18 million in the same period last year. The gold segment contributed $11 million of gross profit for Hecla in the first three quarters for 2003, compared to $13.8 million in the first nine months of last year. Profit from Hecla's gold segment decreased due to lower gold production from the La Camorra gold mine in Venezuela. Although tonnage mined increased during 2003 at the La Camorra mine, the grade of ore has been lower, resulting in fewer ounces of gold produced than last year.

    Third Quarter 2003 Highlights

    -- $7.2 million in silver segment gross profit, an 895% increase compared to third quarter 2002

    -- $10.4 million total gross profit, a 62% increase over last year's third quarter

    --  27% increase in silver production to 2.6 million ounces

    -- 45% decrease in the average total cash cost of silver, to a new record low of $1.33 per ounce

    -- Decreased gold production at higher costs, due to a lower ore grade area being mined at La Camorra

    --  Exploration expenditures doubled to $2.6 million

    --  Exploration success at Hecla's Block B property in Venezuela

    -- Non-cash environmental accrual recorded in the amount of $23.1 million

    Operations

    In the third quarter, Hecla produced 2.6 million ounces of silver at a record low average total cash cost per ounce of $1.33. During the first nine months of the year, Hecla produced 7.5 million ounces of silver at an average total cash cost of $1.52 per ounce, compared to
6.4 million ounces of silver at an average total cash cost of $2.32 per ounce in the first nine months of 2002. Cash costs were positively impacted by the increased gold price, as gold is an important by-product at Hecla's silver operations and is used to offset the cost of producing silver. The company is on track to produce well over 9 million ounces of silver in 2003, at record low average cash costs per ounce. Gold production in the third quarter totaled 47,176 ounces at an average total cash cost of $161 per ounce for the gold operations. Gold production for the first nine months was 152,367 ounces at an average total cash cost of $145 per ounce for the gold operations. Total gold production for 2003 is expected to reach more than 200,000 ounces at an average total cash cost of about $150 per ounce for the gold operations.
    Hecla's San Sebastian mine in central Mexico turned in an outstanding performance, producing 1.1 million ounces of silver in the third quarter at an amazing average total cash cost of negative 22 cents per ounce, and 3.1 million ounces in the first nine months of the year at an average total cash cost of negative 4 cents per ounce. In addition to a very successful transition to owner mining, the primary reason San Sebastian's costs are so low is because it also produced 35,047 ounces of gold in the first nine months of the year. As a by-product, gold produced at San Sebastian goes toward reducing the cost per ounce of silver. The average price of gold during the first nine months of 2003 was $354 per ounce, compared to $306 per ounce in the same period last year. Baker said, "Our team at San Sebastian has done a fantastic job of keeping costs low and improving mining efficiencies. San Sebastian's ore grade has also improved, and we have been able to mine ore with an average grade of more than 29 ounces of silver per ton and a third of an ounce of gold per ton this year. I believe in the fourth quarter we'll continue to see significant gold production from this silver mine. In addition, we'll soon be adding the gold-rich ore from the Don Sergio vein, which we're currently in the process of developing."
    The good news from Hecla's silver segment continued with excellent performance from the Greens Creek mine in Alaska, in which Hecla holds a 29.73% interest. Greens Creek produced 1 million ounces of silver for Hecla's account in the third quarter, at an average total cash cost of $1.14 per ounce. Greens Creek also set a record in the third quarter for its lowest cash costs ever. For the first nine months, Greens Creek has produced more than 2.6 million ounces of silver for Hecla, at an average total cash cost of just $1.25 per ounce. The average ore grade at Greens Creek during the third quarter was more than 22 ounces of silver per ton, compared to 20.4 ounces of silver per ton in the same period last year.
    The Lucky Friday silver mine in northern Idaho produced 0.5 million ounces of silver during the third quarter, and 1.7 million ounces of silver during the first nine months of the year. The average total cash cost for the first three quarters of 2003 was $4.75 per ounce. This deep underground mine has produced more than 115 million ounces of silver so far during its nearly 45-year mine life. According to Baker, "We know the Lucky Friday mine still has tens of millions of ounces of silver resource in it -- it's just a matter of mining them profitably. We think we're getting close to a plan that will accomplish that job, even at current metals prices. For many years, Lucky Friday was Hecla's flagship, and we'd like to see this great mine running at full capacity again in the future."
    In the gold segment, Hecla's La Camorra mine did not perform as well as last year, due to a lower gold ore grade for the quarter and year-to-date periods. The mine continues to be extremely profitable, mining 94,785 ounces of gold during the first nine months of the year at an average total cash cost of $145 per ounce. However, the ore grade this year has averaged 0.69 ounce of gold per ton, compared to
0.93 ounce of gold per ton in the same period last year. 2002 was a record-breaking year for La Camorra, and in the first nine months of last year the mine produced 133,900 ounces of gold at an average total cash cost of $130 per ounce. During the third quarter of this year, the ore grade at La Camorra dropped to 0.58 ounce of gold per ton and the average total cash cost per ounce of gold rose to $161. Baker said, "A characteristic of this orebody is variability in grade. Last year we were mining in extremely high-grade areas of the mine, and this year the mine plan has us mining areas that have not been as rich. We expect this variability to continue, with somewhat higher grades in the fourth quarter."
    Hecla has decided to sink a shaft at the La Camorra mine, which is currently accessed via a decline ramp. The shaft will provide infrastructure for development of the deeper resources at La Camorra. In addition, haul times for ore trucks are becoming increasingly longer, and significant production and ventilation efficiencies can be achieved through the installation of the shaft. The initial construction stage will sink the shaft about 640 meters and will take one year to complete, with costs estimated at approximately $12 million.

    Exploration/Development

    Hecla doubled exploration expenditures during the third quarter of 2003 compared to the same period a year ago, and spent about $8.3 million during the first nine months of the year on exploration, nearly triple what was spent in the first nine months of 2002. "Hecla has more good exploration prospects than anyone can remember in the history of this company," said Baker. "And we have had immediate success with the results at Block B and Don Sergio."

    VENEZUELA

    At the Block B project, located about 70 miles from Hecla's La Camorra gold mine, continued positive drilling results and the recent acquisition of a pre-existing lease within the Block B area could lead to accelerated access to the deposit. The new property is adjacent to the high-grade discoveries at what is now being called Mina Isidora. Work is underway to incorporate the new acquisition into the plans for Mina Isidora, including a detailed cost analysis and in-depth planning on roads, power lines, surface facilities and mine design. (Please see related news release issued today, November 4, 2003, at www.hecla-mining.com) Ore produced at the Mina Isidora would be trucked to the La Camorra mill for processing. Baker said, "We have some great preliminary results from our drilling, with more than 15% of the drill holes having intercepts grading more than 2 ounces of gold per ton, and more than 60% of the drill holes intersecting mineralization above the proposed cut-off ore grade of 7 grams per tonne of gold (0.2 ounce per ton). Geologists are studying the data and creating a block model of the resource. We're very excited about the returns this mine is expected to generate and the positive indication of how prospective our Block B concession truly is."
    The Canaima gold resource, which is just 5 miles away from the La Camorra mine and easily accessible by road, is in the prefeasibility stage. Ore produced at this site would also be processed at the La Camorra mill.

    MEXICO

    The development at the Don Sergio vein is ahead of schedule and under budget. Don Sergio is the new vein under development to complement the Francine vein at the San Sebastian mine in central Mexico. Approximately 75 meters of vein have been opened up on the first level and miners are now driving the ramp down to the second level. Some ore is already being recovered from the vein. The surface infrastructure, the vent shaft and waste shaft are all operational and the final construction items are nearly complete. The project was expected to begin commercial production in the first quarter of 2004, but is likely to hit that target in the fourth quarter of 2003. Don Sergio, which has a higher gold than silver content, is expected to add about 30,000 ounces of gold and 170,000 ounces of silver annually for two years to San Sebastian's production.
    Two additional exploration drill holes were completed on the Don Sergio vein in the third quarter, testing the deeper portions of the deposit. One of the holes intersected gold-silver mineralization with an average grade of more than 1 ounce of gold equivalent per ton over a width of 4.65 meters. On the Andrea vein, which is adjacent to the Don Sergio, a drilling program is underway. The 13 holes drilled to date have returned enough ore-grade results to begin to identify an apparent ore shoot. The drilling program will continue with eight additional drill holes planned during the fourth quarter.
    Baker said, "Exploration results from properties surrounding the San Sebastian mine are starting to come in and they are very encouraging. Geological characterization of the area is going well and we've had some good intercepts both on the Andrea vein and deeper in the Don Sergio vein. We expect to be mining here for a long time to come."

    HOLLISTER

    The Hollister Development Block gold exploration project is a 50/50 joint venture with Great Basin Gold, located on the Carlin Trend in northern Nevada. The permitting process is underway and good progress is being made. Hecla has acquired approval of the air quality permit and a draft of the water pollution control permit for a small-scale facility from the Bureau of Land Management (BLM). The BLM is currently reviewing the Environmental Assessment, and although it's difficult to predict, Hecla anticipates approval of all permits needed to begin the underground exploration ramp sometime in the first quarter of next year.

    GREENS CREEK

    At the Greens Creek silver mine in Alaska, exploration targets on the west side of the Gallagher fault were drilled and produced interesting results. The most significant find was a 10.3-foot interval of ore that graded more than 45 ounces of silver per ton. The intercept is across the Gallagher fault, an area that has never been mined or explored before. This intercept increases the probability of finding a continuation of the vein on the other side of the fault, which could add significant mine life to this already long-lived resource.

    Financial

    Hecla's balance sheet is in excellent condition, with a current ratio of 4.5:1 at the end of the third quarter. The company has enough cash on hand and anticipated cash flow to fund all currently anticipated exploration and development projects. The $23.1 million in non-cash environmental accruals taken in the third quarter, while having an impact on third quarter net income, is not expected to materially affect the company's current and future plans.
    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 112-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
    Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com.




                         HECLA MINING COMPANY
        (dollars in thousands, except per share, per ounce and
                    per pound amounts - unaudited)

                         Third Quarter Ended      Nine Months Ended
                        ----------------------  ----------------------
HIGHLIGHTS               Sept. 30,  Sept. 30,   Sept. 30,    Sept. 30,
                           2003       2002        2003         2002
                        ---------- -----------  ---------  -----------
FINANCIAL DATA
Sales of products      $   28,079  $   27,790  $   84,723  $   79,836
Gross profit               10,390       6,414      26,990      18,005
Income (loss) from
 operations               (17,366)      3,132     (11,202)      9,023
Net income (loss)         (17,460)      1,533      (8,187)      6,774
Basic loss per common
 share (1)                  (0.16)      (0.20)      (0.09)      (0.20)
Cash flow provided by
 operating activities       4,618       8,068      17,608      14,647

SALE OF PRODUCTS BY SEGMENT
Silver operations (2)  $   19,485  $   13,983  $   55,681  $   42,718
Gold operations             8,611      13,807      28,522      37,118
Other                         (17)        - -         520         - -
                       ----------- ----------- ----------- -----------
  Total sales          $   28,079  $   27,790  $   84,723  $   79,836

GROSS PROFIT (LOSS) BY SEGMENT
Silver operations (2)  $    7,202  $      724  $   16,099  $    4,169
Gold operations             3,236       5,690      10,961      13,836
Other                         (48)        - -         (70)        - -
                       ----------- ----------- ----------- -----------
  Total gross profit   $   10,390  $    6,414  $   26,990  $   18,005

PRODUCTION SUMMARY - TOTALS
Silver - Ounces         2,643,429   2,079,418   7,485,737   6,422,988
Gold - Ounces              47,176      65,301     152,367     187,028
Lead - Tons                 4,989       3,974      16,023      13,294
Zinc - Tons                 4,811       6,162      18,815      19,529
Average cost per ounce
 of silver produced (2):
  Cash operating costs
   ($/oz.)                   1.20        2.34        1.41        2.23
  Total cash costs
   ($/oz.) (3)               1.33        2.44        1.52        2.32
  Total production
   costs ($/oz.)             2.64        3.85        2.76        3.78
Average cost per ounce
 of gold produced:
  Cash operating costs
   ($/oz.)                    161         121         145         130
  Total cash costs
   ($/oz.) (3)                161         121         145         130
  Total production
   costs ($/oz.)              228         191         212         199

AVERAGE METAL PRICES
Silver - Handy &
 Harman ($/oz.)              5.03        4.70        4.78        4.65
Gold - Realized
 ($/oz.)                      337         307         332         303
Gold - London Final
 ($/oz.)                      363         314         354         306
Lead - LME Cash
 (cents/pound)               23.2        19.5        21.6        20.8
Zinc - LME Cash
 (cents/pound)               37.2        34.7        36.0        35.4

(1) For the quarters and nine months ended September 30, 2003 and 2002, preferred stock dividends for $0.7 million and $18.6 million, respectively, and $2.0 million and $22.6 million, respectively, were not declared. The preferred dividends are not included in the determination of net income (loss); however, they are included in determining loss applicable to common shareholders and loss per share. The 2002 amounts include a one-time, noncash dividend of approximately $17.6 million incurred in July 2002 related to the completion of an exchange offering, whereby approximately 1.55 million preferred shares were converted into approximately 10.8 million common shares. Including the effects of preferred stock dividends, losses applicable to common shareholders totaled $18.1 million and $10.2 million, respectively, for the quarter and nine months ended September 30, 2003, compared to losses applicable to common shareholders of $17.0 million and $15.8 million, respectively, during the comparable periods in 2002.

(2) Includes gold produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.


                         HECLA MINING COMPANY
                 Consolidated Statements of Operations
             (dollars and shares in thousands, except per
                      share amounts - unaudited)

                                  Third Quarter     Nine Months Ended
                                       Ended
                                ------------------  ------------------
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2003      2002      2003       2002
                               --------- --------- --------- ---------

  Sales of products            $ 28,079  $ 27,790  $ 84,723  $ 79,836
                               --------- --------- --------- ---------
  Cost of sales and other
   direct production costs       12,528    15,482    42,448    44,248
  Depreciation, depletion and
   amortization                   5,161     5,894    15,285    17,583
                               --------- --------- --------- ---------
                                 17,689    21,376    57,733    61,831
                               --------- --------- --------- ---------
Gross profit                     10,390     6,414    26,990    18,005
                               --------- --------- --------- ---------

Other operating expenses
  General and administrative      1,841     1,493     6,103     5,137
  Exploration                     2,562     1,257     8,333     2,987
  Depreciation and amortization      69        22       268        90
  Provision for closed
   operations and environmental
   matters                       23,284       510    23,488       768
                               --------- --------- --------- ---------
                                 27,756     3,282    38,192     8,982
                               --------- --------- --------- ---------
Income (loss) from operations   (17,366)    3,132   (11,202)    9,023
                               --------- --------- --------- ---------
Other income (expense):
  Interest and other income       1,434       367     6,993     1,461
  Miscellaneous, net               (989)     (933)   (2,214)     (842)
  Interest expense                 (233)     (437)     (914)   (1,374)
                               --------- --------- --------- ---------
                                    212    (1,003)    3,865      (755)
                               --------- --------- --------- ---------
Income (loss) from operations
 before income taxes and
 cumulative effect of change
 in accounting principle        (17,154)    2,129    (7,337)    8,268
Income tax provision               (306)      (56)   (1,922)     (168)
                               --------- --------- --------- ---------
Income (loss) from continuing
 operations before cumulative
 effect of change in accounting
 principle                      (17,460)    2,073    (9,259)    8,100
Cumulative effect of change in
 accounting principle, net of
 income tax                         - -       - -     1,072       - -
Discontinued operations, net
 of income tax                      - -      (540)      - -    (1,326)
                               --------- --------- --------- ---------

Net income (loss) (1)          $(17,460) $  1,533  $ (8,187) $  6,774
                               ========= ========= ========= =========

Basic income (loss) per common
 share:
  Loss from operations after
   preferred stock dividends   $  (0.16) $  (0.19) $  (0.10) $  (0.18)
                               ========= ========= ========= =========
  Cumulative effect of change
   in accounting principle          - -       - -      0.01       - -
  Loss from discontinued
   operations                       - -     (0.01)      - -     (0.02)
                               --------- --------- --------- ---------
Basic loss per common share
 (2)                           $  (0.16) $  (0.20) $  (0.09) $  (0.20)
                               ========= ========= ========= =========
Basic weighted average number
 of common shares outstanding   110,221    86,031   109,656    78,294
                               ========= ========= ========= =========

(1) As reported on page one of this release, income before environmental accruals of $5.6 million and $14.9 million, respectively, for the third quarter and first nine months of 2003 represent non-U.S. generally accepted accounting principles (GAAP) measurements. The following table presents a reconciliation between net income (loss) to non-GAAP income before environmental accruals for the three and nine months ended September 30, 2003 and 2002:

Net income (loss)              $(17,460) $  1,533  $ (8,187) $  6,774
Add non-cash adjustment to
 provision for closed operations
 and environmental matters       23,107       327    23,107       327
                               --------  --------  --------  --------
Income before environmental
 accruals                      $  5,647  $  1,860  $ 14,920  $  7,101
                               ========  ========  ========  ========

(2) For the quarters and nine months ended September 30, 2003 and 2002, preferred stock dividends for $0.7 million and $18.6 million, respectively, and $2.0 million and $22.6 million, respectively, were not declared. The preferred dividends are not included in the determination of net income (loss); however, they are included in determining loss applicable to common shareholders and loss per share. The 2002 amounts include a one-time, noncash dividend of approximately $17.6 million incurred in July 2002 related to the completion of an exchange offering, whereby approximately 1.55 million preferred shares were converted into approximately 10.8 million common shares. Including the effects of preferred stock dividends, losses applicable to common shareholders totaled $18.1 million and $10.2 million, respectively, for the quarter and nine months ended September 30, 2003, compared to losses applicable to common shareholders of $17.0 million and $15.8 million, respectively, during the comparable periods in 2002.



                         HECLA MINING COMPANY
                      Consolidated Balance Sheets
             (dollars and shares in thousands - unaudited)


                                          Sept. 30, 2003 Dec. 31, 2002
                                          -------------- -------------
ASSETS
Current assets:
  Cash and cash equivalents               $     102,820  $     19,542
  Short-term investments                         12,258           - -
  Accounts and notes receivable                  15,616        10,154
  Inventories                                    18,396        14,758
  Deferred income taxes                             675         2,700
  Other current assets                            2,466         1,780
                                          -------------- -------------
     Total current assets                       152,231        48,934
Investments                                         564            76
Restricted investments                            6,442         6,428
Properties, plants and equipment, net            86,013        86,725
Mineral interests, net                            4,988         5,640
Deferred income taxes                               850           300
Other noncurrent assets                          12,720        12,038
                                          -------------- -------------
Total assets                              $     263,808  $    160,141
                                          ============== =============

LIABILITIES
Current liabilities:
  Accounts payable and accrued expenses   $      12,060  $     11,731
  Accrued payroll and related benefits            6,871         7,603
  Current portion of debt                         4,805         7,296
  Accrued taxes                                   2,756         1,572
  Current portion of accrued reclamation
   and closure costs                              7,500         7,005
                                          -------------- -------------
     Total current liabilities                   33,992        35,207
Long-term debt                                    2,560         4,657
Accrued reclamation and closure costs            62,781        42,718
Other noncurrent liabilities                      4,876         5,629
                                          -------------- -------------

Total liabilities                               104,209        88,211
                                          -------------- -------------

SHAREHOLDERS' EQUITY
Preferred stock                                     188           188
Common stock                                     27,623        21,547
Capital surplus                                 495,157       405,959
Accumulated deficit                            (363,731)     (355,544)
Accumulated other comprehensive income
 (loss)                                             480           (36)
Stock held by grantor trust                         - -           (66)
Treasury stock                                     (118)         (118)
                                          -------------- -------------

Total shareholders' equity                      159,599        71,930
                                          -------------- -------------

Total liabilities and shareholders'
 equity                                   $     263,808  $    160,141
                                          ============== =============

Common shares outstanding at end of
 period                                         110,483        86,179
                                          ============== =============



                         HECLA MINING COMPANY
                 Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                   Nine Months Ended
                                                   -------------------
                                                   Sept. 30, Sept. 30,
                                                      2003      2002
                                                   --------- ---------
OPERATING ACTIVITIES
Net income (loss)                                  $ (8,187)  $ 6,774
Noncash elements included in net income (loss):
  Depreciation, depletion and amortization           15,553    17,673
  Cumulative effect of change in accounting
   principle                                         (1,072)      - -
  Gain on disposition of properties, plants and
   equipment                                           (306)     (299)
  Provision for reclamation and closure costs        23,530     1,445
  Deferred income taxes                               1,475       - -
  Change in net assets of discontinued operations       - -       884
Change in assets and liabilities:
  Accounts and notes receivable                      (5,462)   (3,706)
  Inventories                                        (3,638)   (3,156)
  Other current and noncurrent assets                (1,368)     (594)
  Accounts payable and accrued expenses                 357      (584)
  Accrued payroll and related benefits                  (82)     (385)
  Accrued taxes                                       1,184       141
  Accrued reclamation and closure costs and other
   noncurrent liabilities                            (4,376)   (3,546)
                                                   --------- ---------
Net cash provided by operating activities            17,608    14,647
                                                   --------- ---------

INVESTING ACTIVITIES
Purchase of short-term investments                  (12,258)      - -
Proceeds from sale of discontinued operations           - -     1,585
Additions to properties, plants and equipment       (12,618)   (9,095)
Proceeds from disposition of properties, plants
 and equipment                                          486     5,705
Increase in restricted investments                      (14)       (3)
Other, net                                               50       (40)
                                                   --------- ---------
Net cash used by investing activities               (24,354)   (1,848)
                                                   --------- ---------

FINANCING ACTIVITIES
Common stock issued under warrants and stock
 option plans                                         3,377     2,635
Issuance of common stock, net of offering costs      91,235       - -
Borrowings on debt                                    1,350     3,317
Repayment on debt                                    (5,938)   (8,516)
                                                   --------- ---------
Net cash provided (used) by financing activities     90,024    (2,564)
                                                   --------- ---------

Net increase in cash and cash equivalents            83,278    10,235
Cash and cash equivalents at beginning of period     19,542     7,560
                                                   --------- ---------

Cash and cash equivalents at end of period         $102,820   $17,795
                                                   ========= =========


                         HECLA MINING COMPANY
                            Production Data

                          Third Quarter Ended     Nine Months Ended
                         --------------------- -----------------------
                         Sept. 30,   Sept. 30, Sept. 30,   Sept. 30,
                             2003       2002       2003        2002

LA CAMORRA UNIT
Tons of ore processed        51,387    48,333     145,040     150,499
Days of operation                82        77         244         235
Mining cost per ton      $    38.96  $  40.87  $    36.08  $    39.77
Milling cost per ton     $    10.81  $  16.26  $    13.05  $    15.85
Ore grade milled - Gold
 (oz./ton)                    0.576     1.029       0.689       0.926
Gold produced (oz.)          27,732    47,814      94,785     133,900
Average cost per ounce
 of gold produced:
  Cash operating costs   $      161  $    121  $      145  $      130
  Total cash costs (1)   $      161  $    121  $      145  $      130
  Total production costs $      228  $    191  $      212  $      199

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
Tons of ore milled           60,542    55,019     174,416     162,309
Days of operation                92        92         273         273
Mining cost per ton      $    26.06  $  26.26  $    27.38  $    27.92
Milling cost per ton     $    15.76  $  15.49  $    16.09  $    15.28
Ore grade milled -
 Silver (oz./ton)             22.29     20.44       19.73       20.52
Silver produced (oz.)     1,046,154   827,201   2,619,519   2,514,964
Gold produced (oz.)           7,401     7,333      22,355      23,049
Lead produced (tons)          2,047     1,839       6,158       6,194
Zinc produced (tons)          4,163     5,665      16,980      17,856
Average cost per ounce
 of silver produced (2):
  Cash operating costs   $     1.03  $   1.89  $     1.18  $     1.72
  Total cash costs (1)   $     1.14  $   1.93  $     1.25  $     1.76
  Total production costs $     3.35  $   4.22  $     3.74  $     4.23

SAN SEBASTIAN UNIT
Tons of ore processed        40,422    37,653     111,397     114,314
Days of operation                82        77         241         228
Mining cost per ton      $    27.45  $  34.90  $    29.24  $    35.43
Milling cost per ton     $    34.46  $  32.30  $    35.77  $    31.10
Ore grade milled -
 Silver (oz./ton)             29.07     24.31       29.66       23.92
Ore grade milled - Gold
 (oz./ton)                    0.322     0.305       0.342       0.296
Silver produced (oz.)     1,103,809   822,757   3,135,438   2,472,150
Gold produced (oz.)          11,988    10,112      35,047      29,928
Average cost per ounce
 of silver produced (2):
  Cash operating costs   $    (0.43) $   0.91  $    (0.24) $     1.10
  Total cash costs (1)   $    (0.22) $   1.11  $    (0.04) $     1.29
  Total production costs $     0.80  $   2.07  $     0.84  $     2.26

LUCKY FRIDAY UNIT
Tons of ore milled           35,444    40,768     116,137     115,958
Days of operation                92        76         273         229
Mining cost per ton      $    52.67  $  40.33  $    48.29  $    40.04
Milling cost per ton     $     6.83  $   6.30  $     6.58  $     6.80
Ore grade milled -
 Silver (oz./ton)             14.89     11.30       15.85       13.27
Silver produced (oz.)       493,466   429,460   1,730,780   1,435,874
Lead produced (tons)          2,942     2,135       9,865       7,100
Zinc produced (tons)            648       497       1,835       1,673
Average cost per ounce
 of silver produced (2):
  Cash operating costs   $     5.20  $   5.96  $     4.75  $     5.08
  Total cash costs (1)   $     5.20  $   5.96  $     4.75  $     5.08
  Total production costs $     5.22  $   6.57  $     4.77  $     5.62

(1) Total cash costs per ounce of silver and gold represent non-U.S. generally accepted accounting principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(2) Gold produced is treated as a by-product credit in calculating silver costs per ounce.


                                         CAPITAL EXPENDITURES
                                        (dollars in thousands)
                                          Nine Months Ended
                                  --------------------------------
                                  Sept. 30, 2003    Sept. 30, 2002
                                  --------------    --------------
Greens Creek (29.73% (a))               897             2,319
La Camorra                            6,466             4,483
Venezuela sampling plant                818               - -
San Sebastian                         3,558             1,661
Hollister                               710               - -
Other                                   169               632
                                  --------------    --------------
  Total Capitalized               $  12,618         $   9,095
                                  ==============    ==============

(a) Hecla's share

                           HEDGED POSITIONS
                       As of September 30, 2003

       Sold forward: 63,828 gold ounces @ average price of $288


                         HECLA MINING COMPANY
     Reconciliation of Cash Costs per Ounce to Generally Accepted
                     Accounting Principles (GAAP)
    (dollars and ounces in thousands, except per ounce - unaudited)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------

                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2003      2002      2003      2002
                               --------- --------- --------- ---------
GOLD SEGMENT
Total cash costs               $  4,496  $  5,802  $ 13,736  $ 17,359
Divided by gold ounces
 produced                            28        48        95       134
                               --------- --------- --------- ---------
   Total cash cost per ounce
    produced                   $    161  $    121  $    145  $    130
                               ========= ========= ========= =========
Reconciliation to GAAP (2):
   Total cash costs            $  4,496  $  5,802  $ 13,736  $ 17,359
   Treatment & freight costs       (370)     (512)   (1,175)   (1,404)
   Change in product inventory     (586)     (505)   (1,428)   (2,007)
   Reclamation and other costs       (8)      112        53       316
                               --------- --------- --------- ---------
   Costs of sales and other
    direct production costs
    (GAAP)                     $  3,532  $  4,897  $ 11,186  $ 14,264
                               ========= ========= ========= =========

SILVER SEGMENT
Total cash costs               $  3,516  $  5,068  $ 11,371  $ 14,901
Divided by silver ounces
 produced                         2,643     2,079     7,486     6,423
                               --------- --------- --------- ---------
   Total cash cost per ounce
    produced                   $   1.33  $   2.44  $   1.52  $   2.32
                               ========= ========= ========= =========
Reconciliation to GAAP:
   Total cash costs            $  3,516  $  5,068  $ 11,371  $ 14,901
   Treatment & freight costs     (4,498)   (4,114)  (13,753)  (13,403)
   By-product credits            11,452     8,949    33,674    27,803
   Change in product inventory   (1,640)      419    (1,012)     (200)
   Reclamation and other costs      142       271       415       838
                               --------- --------- --------- ---------
   Costs of sales and other
    direct production costs
    (GAAP)                     $  8,972  $ 10,593  $ 30,695  $ 29,939
                               ========= ========= ========= =========

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)
Total cash costs               $  1,196  $  1,596  $  3,264  $  4,426
Divided by silver ounces
 produced                         1,046       827     2,620     2,515
                               --------- --------- --------- ---------
   Total cash cost per ounce
    produced                   $   1.14  $   1.93  $   1.25  $   1.76
                               ========= ========= ========= =========
Reconciliation to GAAP:
   Total cash costs            $  1,196  $  1,596  $  3,264  $  4,426
   Treatment & freight costs     (2,940)   (2,852)   (9,008)   (9,261)
   By-product credits             5,771     4,970    17,458    15,975
   Change in product inventory     (406)    1,083       383       326
   Reclamation and other costs       57       155       170       455
                               --------- --------- --------- ---------
   Costs of sales and other
    direct production costs
    (GAAP)                     $  3,678  $  4,952  $ 12,267  $ 11,921
                               ========= ========= ========= =========

SAN SEBASTIAN UNIT
Total cash costs               $   (247) $    914  $   (112) $  3,184
Divided by silver ounces
 produced                         1,104       823     3,135     2,472
                               --------- --------- --------- ---------
   Total cash cost per ounce
    produced                   $  (0.22) $   1.11  $  (0.04) $   1.29
                               ========= ========= ========= =========
Reconciliation to GAAP:
   Total cash costs            $   (247) $    914  $   (112) $  3,184
   Treatment & freight costs       (578)     (560)   (1,594)   (1,743)
   By-product credits             4,347     3,177    12,383     9,182
   Change in product inventory   (1,067)     (641)   (1,292)     (621)
   Reclamation and other costs       75        89       216       308
                               --------- --------- --------- ---------
   Costs of sales and other
    direct production costs
    (GAAP)                     $  2,530  $  2,979  $  9,601  $ 10,310
                               ========= ========= ========= =========

LUCKY FRIDAY UNIT
Total cash costs               $  2,567  $  2,558  $  8,219  $  7,291
Divided by silver ounces
 produced                           493       429     1,731     1,436
                               --------- --------- --------- ---------
   Total cash cost per ounce
    produced                   $   5.20  $   5.96  $   4.75  $   5.08
                               ========= ========= ========= =========
Reconciliation to GAAP:
   Total cash costs            $  2,567  $  2,558  $  8,219  $  7,291
   Treatment & freight costs       (980)     (702)   (3,151)   (2,399)
   By-product credits             1,334       802     3,833     2,646
   Change in product inventory     (167)      (23)     (103)       95
   Reclamation and other costs       10        27        29        75
                               --------- --------- --------- ---------
   Costs of sales and other
    direct production costs
    (GAAP)                     $  2,764  $  2,662  $  8,827  $  7,708
                               ========= ========= ========= =========

(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. We believe cash costs per ounce of silver or gold provide an indicator of profitability at each location and on a consolidated total, as well as a meaningful basis for which to compare other mining companies and other mining operating properties.

(2) Costs per ounce of gold are based on the gold produced by La
    Camorra only.

    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208-769-4100
             Fax: 208-769-7612